Schedule I

Directors, Executive Officers and Controlling Stockholders of ProFrac

The following sets forth the name, position and principal occupation of each control person, director and executive officer of ProFrac. The business address of each director and executive officer of ProFrac is 333 Shops Boulevard, Suite 301, Willow Park, Texas 76087. Each director and executive officer of ProFrac is a citizen of the United States of America To the best of the Reporting Persons’ knowledge, (i) none of the persons listed below during the last five (5) years has been convicted in a criminal proceeding (excluding traffic violations or other similar misdemeanors) or been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws and (ii) none of the persons listed below owns any securities of the Issuer or is party to any contract or agreement as would require disclosure in this Amendment.

Directors of ProFrac	Title / Occupation
Matthew D. Wilks	Chief Executive Officer and Executive Chairman of ProFrac Holding Corp.; Vice President of Investments, Wilks Brothers, LLC
Terry Glebocki	Director President and General Manager of Delaware Park Racing Association
Stacy Nieuwoudt	Director; Self-employed investor
Gerald Haddock	Director; President, Haddock Enterprises, LLC
Matthew Rinaldi	Director
Ladd Wilks	Director

Executive Officers of ProFrac	Title
Matthew D. Wilks	Chief Executive Officer and Executive Chairman
Austin Harbour	Chief Financial Officer
Matthew Greenwood	Chief Commercial Officer
Steven Scrogham	Chief Legal Officer, Chief Compliance Officer and Secretary

Controlling Stockholders of ProFrac

The following information is based on (i) a Schedule 13D/A filed by the ProFrac Reporting Persons (as defined below) with the SEC on August 12, 2026 regarding ProFrac and (ii) ProFrac’s Quarterly Report filed with the SEC on August 6, 2026.

In the aggregate, THRC Holdings, LP, a Texas limited partnership (“THRC Holdings”), THRC Management, LLC, a Texas limited liability company (“THRC Management”), FARJO Holdings, LP, a Texas limited partnership (“FARJO Holdings”), FARJO Management, LLC, a Texas limited liability company (“FARJO Management”), Dan Wilks, the Farris and Jo Ann Wilks 2022 Family Trust, a Texas irrevocable trust (the “Farris Trust”), Farris Wilks, Jo Ann Wilks, Matthew Wilks, Heavenly Father’s Foundation, a 501(c)(3) private foundation (the “Foundation”), and Wilks Brothers LLC, a Texas limited liability company (“Wilks Brothers”) (collectively, the “ProFrac Reporting Persons”) are the beneficial owners of (i) 150,570,115 shares of Class A common stock, par value $0.01 per share (the “ProFrac Class A Common Stock”) representing approximately 81.5% of the ProFrac Class A Common Stock outstanding as of August 10, 2026. The ProFrac Class A Common Stock is registered pursuant to Section 12(b) of the Exchange Act. The percentage of beneficial ownership is based upon, with respect to the ProFrac Class A Common Stock, (i) 182,122,762 shares of Class A Common Stock outstanding as of August 3, 2026, as disclosed on ProFrac’s Form 10-Q filed with the SEC on August 6, 2026, (ii) less 370,883 shares forfeited unvested equity awards, and (iii) plus 3,109,774 shares of Class A Common Stock issuable upon conversion of 50,000 shares of Series A Redeemable Convertible Preferred Stock.

The general partner of THRC Holdings is THRC Management. Dan Wilks is the sole member of THRC Management. FARJO Management is the general partner of FARJO Holdings. Farris Wilks and Jo Ann Wilks are the members of FARJO Management. Farris Wilks and Jo Ann Wilks each serve as a trustee of the Farris Trust and, in such capacity, share dispositive power over the shares of ProFrac Class A Common Stock owned by the Farris Trust. Farris Wilks has sole voting power over the shares of ProFrac Class A Common Stock owned by the Farris Trust.

Wilks Brothers LLC, a Texas limited liability company, owns 1,071,454 shares of Class A Common Stock. Dan Wilks owns 50% and is a manager of Wilks Brothers. Farris Wilks owns 50% and is a manager of Wilks Brothers.

The business address of Matthew D. Wilks, Dan Wilks, THRC Holdings, THRC Management, FARJO Holdings, FARJO Management, the Farris Trust, Farris Wilks, Jo Ann Wilks and Wilks Brothers is 17018 IH 20, Cisco, TX 76437. The business address of the Foundation is 949 Highway 203, Cisco, TX 76437. Each of Dan Wilks, Farris Wilks and Jo Ann Wilks is a citizen of the United States of America. The principal occupation of each of Dan Wilks, Farris Wilks and Jo Ann Wilks is self-employed investor.

The ProFrac Reporting Persons disclaim beneficial ownership of any of the securities of the Issuer held by the Reporting Persons.